Exhibit 99.1

NEWS RELEASE

Senior leadership team named for Enbridge Energy Partners, L.P.

HOUSTON – (Oct. 4, 2010) – The boards of directors of Enbridge Energy Company, Inc. (EECI), an indirect wholly owned affiliate of Enbridge Inc. (Enbridge), and Enbridge Energy Management, L.L.C. (EEM) (NYSE:EEQ), the delegate of the General Partner of Enbridge Energy Partners, L.P. (the Partnership) (NYSE:EEP), today named Mark A. Maki as President and Principal Executive Officer of EEM. The boards also named Mr. Stephen J. Neyland as Vice President, Finance, and Principal Financial Officer.

Mr. Maki previously served as Vice President, Finance, for EEM and EECI, and Mr. Neyland previously served as Controller for EEM and EECI.

Also today, Terrance L. McGill, who preceded Mr. Maki as President, was named Senior Vice President, Natural Gas Operations and Engineering, for Enbridge’s North American operations. Mr. McGill continues as President of EECI and resigns as President of EEM.

Mr. Maki and Al Monaco, President, Gas Pipelines, Green Energy & International for Enbridge Inc., were also elected to the board of directors of EEM and EECI. Stephen J.J. Letwin, who last month announced his retirement as Managing Director for EEM and EECI and as Executive Vice President, Enbridge Inc., leaves the board effective Oct. 4. Mr. McGill continues as a member of the EEM and EECI boards. Enbridge Energy Management manages the business and affairs of the Partnership, and EECI is the general partner and an indirect wholly owned subsidiary of Enbridge Inc.

For the past eight years, Mr. Maki has served as Vice President, Finance and principal financial officer for EEM and EECI. Mr. Maki has held various other managerial and accounting positions with the company since 1986, when he joined Enbridge’s Lakehead Pipeline group. He is a member of the Board of Directors of the National Association of Publicly Traded Partnerships and formerly served on and chaired the Audit Subcommittee of the American Petroleum Institute.

Mr. Neyland has served as Controller of EECI and EEM since September 2006. He previously served as Natural Gas Controller and Assistant Controller and in other managerial roles in finance and accounting since joining Enbridge in 2001. Prior to that time, Mr. Neyland was Controller of Koch Midstream Services from 1999 to 2001.

Mr. McGill, who joined the company in 2002, was elected President and a director of EECI and EEM in May 2006.

Prior to his recent appointment as President, Gas Pipelines, Green Energy & International for Enbridge Inc., Mr. Monaco served as Executive Vice President, Major Projects and Green Energy. He also has served as President, Enbridge Gas Distribution. Since joining Enbridge in 1995, he has held positions including Senior Vice President, Corporate Planning and Development; Vice President, Financial Services and Treasurer for the Partnership; and Director, Investor Relations.

# # # #

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

E-mail: eep@enbridge.com

Media Contact:

Larry Springer

Telephone: (713) 821-2253

E-mail: usmedia@enbridge.com